Exhibit 10.1
Tamboran Resources Corporation
Suite 01, Level 39, Tower One, International Towers Sydney
100 Barangaroo Avenue, Barangaroo NSW 2000, Australia
July 27, 2025
Bryan Sheffield
Sheffield Holdings, LP
300 Colorado Street, Suite 1900
Austin, Texas, 78701

Ladies and Gentlemen:
This letter (this “Agreement”) constitutes an agreement by and among (a) Tamboran Resources Corporation (the “Company”) and (b) the persons and entities listed on Schedule A (collectively, the “Sheffield Group”, and each individually a “member” of the Sheffield Group). The Company and each member of the Sheffield Group are collectively referred to as the “Parties.” In consideration of and reliance upon the mutual covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:
1.Board Matters.
(a)New Directors. The Company’s Board of Directors (the “Board”) and all applicable committees of the Board shall take or have taken all actions necessary, effective immediately upon the execution of this Agreement, to appoint to the Board Scott D. Sheffield as a Class II director with a term expiring at the 2025 Annual Meeting (as defined below) and Philip Z. Pace as a Class III director with a term expiring at the 2026 Annual Meeting (as defined below) (each a “New Director” and, collectively, the “New Directors”), effective immediately upon the execution of this Agreement. The Board shall nominate and recommend Scott D. Sheffield for election to the Board at the 2025 Annual Meeting.
(b)Retiring Directors. The Board and all applicable committees of the Board shall take or have taken all actions necessary, effective immediately upon the execution of this Agreement, to accept the retirements of John Bell Sr. and Joel Riddle from the Board. The Company hereby represents that John Bell Sr. and Joel Riddle have each submitted, or shall no later than the date hereof submit, letters of resignation to the Board that will become effective immediately upon the execution of this Agreement.
(c)Board Policies and Procedures. Each Party acknowledges that the New Directors shall be governed by (i) all applicable laws and regulations and (ii) all of the same policies, processes, procedures, codes, rules, standards and guidelines applicable to non-employee, non-executive members of the Board, as in effect from time to time, and shall be required to comply with the policies on confidentiality, insider trading and conflicts of interest imposed on all non-employee, non-executive members of the Board. Each Party acknowledges that the New Directors shall be required to provide the Company with such information and authorizations as reasonably requested from all members of the Board as is required to be disclosed under applicable law or securities exchange regulations, in each case as promptly as necessary to enable the timely and accurate filing of the Company’s proxy statement and other periodic reports or legally required disclosures with the Securities and Exchange Commission (the “SEC”) and to applicable securities exchanges and regulatory authorities.
(d)Committees. Subject to the Company’s Corporate Governance Guidelines and the New York Stock Exchange rules and applicable law, the Board and all applicable committees of the Board shall take all actions necessary to ensure that each New Director shall be appointed to serve on at least one standing committee of the Board within forty (40) calendar days of the date of this Agreement. Without limiting the foregoing, the Board shall, in accordance with its customary governance processes, give the New Directors the same due consideration for membership to any committee of the Board as any other non-employee, non-executive director with similar relevant expertise and qualifications.
2.Voting Commitment. During the Restricted Period, at each annual or special meeting of the Company’s stockholders (including any adjournments, postponements or other delays thereof), the Sheffield Group shall cause all Voting Securities (as defined below) that are beneficially owned by the Sheffield Group (of which such Person (as defined below) has the right or ability to vote as of the applicable record date for such meeting) to be (a) present for quorum purposes and (b) voted or consented (i) in favor of the election of each Person nominated by the Board for election as a director, (ii) against any stockholder nominations for directors that are not approved and recommended by the Board for election, (iii) against any proposals or resolutions to remove any member of the Board and (iv) in accordance with the recommendation of the Board on all other proposals or business that may be the subject of stockholder action at such meeting; provided, however, that each member of the Sheffield Group shall be permitted to vote in its sole discretion on any proposal with respect to an Extraordinary Transaction (as defined below).
3.Standstill.
(a)Restricted Activities. During the Restricted Period, each member of the Sheffield Group agrees that it shall not, and shall cause its controlled Affiliates not to, in any way, directly or indirectly (in each case, except as expressly permitted by this Agreement):
(i)(A) purchase or otherwise acquire, or offer, seek, propose or agree to acquire, any interest in any indebtedness of the Company or (B) purchase or otherwise acquire, or offer, seek, propose or agree to acquire, ownership (including beneficial ownership) of any assets or liabilities of the Company or any right or option to acquire any such asset or liabilities from any Person, in each case in this clause (B) other than securities of the Company, and in each case in this subparagraph (i), other than by way of stock dividends or other distributions or offerings made available to holders of Voting Securities generally on a pro rata basis or pursuant to an Extraordinary Transaction;
(ii)engage in any short sale, forward contract or any purchase, sale or grant of any option, warrant, convertible security, stock appreciation right or other similar right (including any put or call option or “swap” transaction) with respect to any security (other than a broad-based market basket or index) that includes, relates to or derives any significant part of its value from a decline in the market price or value of the securities of the Company and would result in the Sheffield Group ceasing to hold a Net Long Position in the Company;
(iii)make any public announcement or proposal with respect to, or publicly offer or propose (A) any form of business combination or acquisition or other transaction relating to a material amount of assets or securities of the Company or any of its subsidiaries, (B) any form of restructuring, recapitalization, change in capital allocation or similar transaction with respect to the Company or any of its subsidiaries, or (C) any form of tender or exchange offer for shares of the Company’s common stock or other Voting Securities, whether or not such transaction involves a Change of Control (as defined below) of the Company, it being understood that none of the foregoing shall prohibit any member of the Sheffield Group or its Affiliates or Associates from (1) selling or tendering its shares of the Company’s common stock, and otherwise receiving consideration, pursuant to any such transaction or (2) voting on any such transaction in its sole discretion in accordance with paragraph 2 hereof;
(iv)engage in, or knowingly assist in the engagement in (including engagement by use of or in coordination with a universal proxy card), any solicitation of proxies to vote any Voting Securities, or conduct, or knowingly assist in the conducting of, any type of binding or nonbinding referendum with respect to any Voting Securities, or knowingly assist or participate in any other way, directly or indirectly, in any solicitation of proxies (or written consents) with respect to, or from the holders of, any Voting Securities, or otherwise become a “participant” in a “solicitation,” as such terms are defined in Instruction 3 of Item 4 of Schedule 14A and Rule 14a-1 of Regulation 14A, respectively, under the Securities Exchange Act of 1934, as amended, and with the rules and regulations thereunder (the “Exchange Act”), to vote any Voting Securities (including by initiating, encouraging or participating in any “withhold” or similar campaign), in each case other than in a manner that is consistent with the Board’s recommendation on a matter or otherwise consistent with the voting obligations set forth in paragraph 2 hereof;
(v)initiate, propose or otherwise “solicit” (as such term is used in the proxy rules of the SEC, including any solicitations of the type contemplated by Rule 14a-2(b) promulgated under the Exchange Act) the Company’s stockholders for the approval of any stockholder proposal, whether made pursuant to Rule 14a-4 or Rule 14a-8 promulgated under the Exchange Act, or otherwise, or knowingly cause or encourage any Person to initiate or submit any such stockholder proposal;
(vi)(A) seek, alone or in concert with others, election or appointment to, or representation on, the Board, (B) nominate or propose the nomination of, or recommend the nomination of, or knowingly encourage any Person to nominate or propose the nomination of or recommend the nomination of, any candidate to the Board, or (C) seek, alone or in concert with others, or knowingly encourage any Person to seek, the removal of any member of the Board, in each case other than as expressly permitted by paragraphs 1(a) through 1(e) hereof and by Section 2.01 of the Director Nominating Agreement;
(vii)advise or knowingly encourage any Person with respect to the voting of or disposition of any securities of the Company other than in a manner that is consistent with the Board’s recommendation on a matter or otherwise consistent with the voting obligations set forth in paragraph 2 hereof;
(viii)other than in open market sale transactions where the identity of the purchaser is not known, sell, transfer, assign, pledge, encumber, hypothecate or otherwise dispose of or transfer, or offer or agree to do any of the foregoing, directly or indirectly, through swap or hedging transactions or otherwise, any direct or indirect interest in any securities of the Company, or any rights decoupled from the underlying securities held by the Sheffield Group, to any Person not a party to this Agreement or an Affiliate or Associate thereof (a “Third Party”) with a known history of activism or known plans to engage in activism with respect to the Company;
(ix)take any action in support of, or make any proposal or request that constitutes or would result in (A) advising, replacing or influencing any director or the management of the Company, including any plans or proposals to change the number or term of directors or to fill any vacancies on the Board, (B) any material change in the capitalization, capital allocation policy, stock repurchase programs and practices or dividend policy of the Company, (C) any other material change in the Company’s management, business, governance or corporate structure, (D) seeking to have the Company waive or make amendments or modifications to its Bylaws or Certificate of Incorporation, or other actions that could reasonably be expected to impede or facilitate the acquisition of control of the Company by any Person, (E) causing a class of securities of the Company to be delisted from, or to cease to be authorized to be quoted on, any securities exchange, or (F) causing a class of securities of the Company to become eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act (in each case other than as expressly permitted by paragraphs 1(a) through 1(e) and 2 hereof and by Section 2.01 of the Director Nominating Agreement);
(x)communicate with stockholders of the Company or others pursuant to Rule 14a-1(l)(2)(iv) under the Exchange Act (other than in connection with an Extraordinary Transaction);
(xi)call or seek to call, or request the call of, alone or in concert with others, any meeting of stockholders, whether or not such a meeting is permitted by the Bylaws, including a “town hall meeting”;
(xii)deposit any shares of the Company’s common stock or other Voting Securities in any voting trust or subject any shares of the Company’s common stock or other Voting Securities to any arrangement or agreement with respect to the voting of any shares of the Company’s common stock or other Voting Securities (other than (A) any such voting trust, arrangement or agreement solely among the members of the Sheffield Group and their respective Affiliates and Associates, (B) customary brokerage accounts, margin accounts, prime brokerage accounts and the like, and (C) otherwise in accordance with this Agreement);
(xiii)submit or seek, or knowingly encourage or advise any Person to submit or seek, nominations or proposals in furtherance of the election or removal of directors with respect to the Company, or take any other action, or knowingly encourage or advise any Person, with respect to the election, appointment or removal of any directors, in each case other than as expressly permitted by paragraphs 1(a) through 1(e) hereof and by Section 2.01 of the Director Nominating Agreement;
(xiv)form, join or in any other way participate in any “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to any Voting Security (other than a group that consists solely of the members of the Sheffield Group); provided, however, that nothing herein shall limit the ability of an Affiliate of a member of the Sheffield Group to join or in any way participate in the “group” currently in existence as of the execution date of this Agreement and comprising the Sheffield Group following the execution of this Agreement, so long as any such Affiliate agrees to be subject to, and bound by, the terms and conditions of this Agreement and, if required under the Exchange Act, files a Schedule 13D or an amendment thereof, as applicable, within two (2) Business Days after disclosing that the Sheffield Group has formed a group with such Affiliate;
(xv)demand a copy of the Company’s list of stockholders or its other books and records or make any request pursuant to Rule 14a-7 under the Exchange Act or under any statutory or regulatory provisions of Delaware providing for stockholder access to books and records (including lists of stockholders) of the Company (including, for the avoidance of doubt, any stockholder demand pursuant to Section 220 under the Delaware General Corporation Law);
(xvi)make any request or submit any proposal to amend or waive the terms of this paragraph 3, other than through non-public communications with the Company that would not be reasonably likely to trigger public disclosure obligations for any Party; or

(xvii)enter into any discussions, negotiations, agreements, arrangements or understandings with any Person with respect to any action that the Sheffield Group is prohibited from taking pursuant to this paragraph 3, or advise, or knowingly assist, knowingly encourage or seek to persuade any Person to take any action or make any statement with respect to any such action, or otherwise take or cause any action or make any statement inconsistent with any of the foregoing.
(b)Permitted Activities. Notwithstanding anything to the contrary in this Agreement, including paragraph 3(a), the members of the Sheffield Group, their respective Affiliates and Associates shall not be prohibited or restricted from: (i) communicating privately with members of the Board or officers of the Company regarding any matter, so long as such communications are not intended to lead to, and would not reasonably be expected to require, any public disclosure of such communications by any Party; (ii) taking any action necessary to comply with any law, rule or regulation or any action required by any governmental or regulatory authority or securities exchange that has, or may have, jurisdiction over any member of the Sheffield Group, such Affiliate or Associate, but only so long as a breach by any member of the Sheffield Group of this Agreement is not the cause of the applicable requirement; (iii) communicating with stockholders of the Company and others in a manner that does not otherwise violate this Agreement; or (iv) exchanging, tendering or otherwise participating in any tender or exchange offer or Company stock repurchase program with respect to the Company’s common stock, whether or not such transaction constitutes an Extraordinary Transaction, on the same basis as the other stockholders of the Company. Furthermore, for the avoidance of doubt, nothing in this Agreement shall be deemed to restrict in any way the New Directors in the exercise of their fiduciary duties under applicable law as a director of the Company.
(c)Stockholder Access to the Company. Each member of the Sheffield Group and the Company acknowledges that, other than as restricted by the terms in this Agreement or applicable law, each member of the Sheffield Group shall conduct itself as, and be treated as, any other stockholder of the Company, with similar stockholder rights and access to management and the Board. The members of the Sheffield Group shall not have or claim any information rights beyond those afforded to all other stockholders and acknowledge the Company’s securities disclosure obligations, including under Regulation FD.
(d)Information Regarding Ownership of Company Securities. During the Restricted Period, if any member of the Sheffield Group is no longer required under the Exchange Act to report such beneficial ownership on a Schedule 13D or an amendment thereof, such member shall notify the Company of such member’s beneficial ownership of Voting Securities within five (5) Business Days of a written request from the Company, and shall provide reasonable evidence to the Company of such member’s beneficial ownership of Voting Securities with such notification. The information provided to the Company by members of the Sheffield Group in accordance with this paragraph 3(d) shall be kept strictly confidential by the Company unless required to be disclosed pursuant to applicable law or the rules of any securities exchange.
4.Mutual Non-Disparagement.
(a)With Respect to the Sheffield Group. During the Restricted Period, the Company shall not, and shall cause its directors, officers and employees not to, make or cause to be made any public statement, announcement or communication that disparages, defames, calls into disrepute, slanders, impugns, casts in a negative light or otherwise damages or is reasonably likely to damage the reputation of any member of the Sheffield Group or any of their respective Affiliates, Associates, subsidiaries, successors or assigns, or any of its or their respective current or former officers, directors or employees (in each case, in their capacities as such), or any of its or their respective businesses, products or services.
(b)With Respect to the Company. During the Restricted Period, each member of the Sheffield Group shall not, and shall cause its directors, managers, officers and employees not to, make or cause to be made any public statement, announcement or communication that disparages, defames, calls into disrepute, slanders, impugns, casts in a negative light or otherwise damages or is reasonably likely to damage the reputation of the Company or any of its Affiliates, Associates, subsidiaries, successors or assigns, or any of its or their respective current or former officers, directors or employees (in each case, in their capacities as such), or any of its or their respective businesses, products or services.
(c)Exceptions. Notwithstanding the foregoing, this paragraph 4 shall not restrict the ability of any Person to (i) comply with any subpoena or other legal process or respond to a request for information from any governmental authority with jurisdiction over such Person, (ii) enforce such Person’s rights pursuant to this Agreement or the Other Agreements (as defined below)) or (iii) publicly respond to a statement made in violation of paragraph 4(a) or paragraph 4(b), as applicable. For the avoidance of doubt, this paragraph 4 shall not apply to any private communications (I) among the members of the Sheffield Group and any of their respective Affiliates, Associates, subsidiaries, successors or assigns, or any of its or their respective current or former officers, directors, employees or representatives, (II) among the Company and any of its Affiliates, Associates, subsidiaries, successors or assigns, or any of its or their respective current or former officers, directors, employees or representatives, or (III) between any of the Persons listed in clause (I), on the one hand, and clause (II), on the other hand.
5.Public Disclosure.
(a)Press Releases. No later than 9:00 a.m., Eastern time, on July 28, 2025, the Company shall issue the press releases in the forms attached as Exhibit A (the “Press Releases”). Neither the Company nor any member of the Sheffield Group shall make any public statements, or make any statements on the record or on background with the press, media or any analysts, with respect to the matters covered by this Agreement (or in any other filing with the SEC, any other regulatory or governmental agency, any stock exchange or in any materials that would reasonably be expected to be filed with the SEC) that are inconsistent with, or otherwise contrary to, the statements in the Press Releases or the terms of this Agreement. Prior to the issuance of the Press Releases, neither the Company nor any member of the Sheffield Group shall issue any press release or public announcement regarding this Agreement or take any action that would require public disclosure of this Agreement.
(b)Form 8-K. The Company shall promptly prepare and file (but not before the issuance of the Press Releases) with the SEC a Current Report on Form 8-K (the “Form 8-K”) reporting the entry into this Agreement. All disclosure in the Form 8-K shall be consistent with this Agreement. The Company shall provide Sheffield Holdings (as defined below) and its counsel with a reasonable opportunity to review and comment on the Form 8-K prior to filing, and shall consider in good faith any changes proposed by Sheffield Holdings or its counsel.
(c)Schedule 13D. The Sheffield Group shall promptly prepare and file (but not before the issuance of the Press Releases) with the SEC an amendment to the Schedule 13D (such amendment, the “Amended Schedule 13D”) reporting the entry into this Agreement. All disclosure in the Amended Schedule 13D shall be consistent with this Agreement. The Sheffield Group shall provide the Company and its counsel with a reasonable opportunity to review and comment on the Amended Schedule 13D prior to filing, and shall consider in good faith any changes proposed by the Company or its counsel.

6.Definitions. As used in this Agreement, the following terms have the following meanings:
(a)“2025 Annual Meeting” means the Company’s 2025 annual meeting of stockholders (including any advancements, adjournments or postponements thereof).
(b)“2026 Annual Meeting” means the Company’s 2026 annual meeting of stockholders (including any advancements, adjournments or postponements thereof).
(c)“2028 Annual Meeting” means the Company’s 2028 annual meeting of stockholders (including any advancements, adjournments or postponements thereof).
(d)“Affiliate” has the meaning set forth in Rule 12b-2 promulgated under the Exchange Act and includes Persons who become Affiliates of any Person after the date of this Agreement. The term “Affiliate” shall not include any portfolio company of any member of the Sheffield Group, unless such portfolio company acts at the direction of the applicable member of the Sheffield Group. For purposes of this Agreement, (a) no member of the Sheffield Group shall be deemed an Affiliate of the Company and the Company shall not be deemed an Affiliate of any member of the Sheffield Group and (b) no New Director shall be deemed an Affiliate of any member of the Sheffield Group and the members of the Sheffield Group shall not be deemed Affiliates of any of the New Directors.
(e)“Associate” has the meaning set forth in Rule 12b-2 promulgated under the Exchange Act and includes Persons who become Associates of any Person after the date of this Agreement, but excludes any Person not controlled by or under common control with the related Person. For purposes of this Agreement, no New Director shall be deemed an Associate of any member of the Sheffield Group or any of its Affiliates.
(f)“beneficially own,” “beneficially owned” and “beneficial owners” has the meaning set forth in Rule 13d-3 and Rule 13d-5(b)(1) promulgated under the Exchange Act. For the avoidance of doubt, ownership of any CHESS Depositary Interests shall constitute beneficial ownership of the underlying Company common stock for all purposes of this Agreement.
(g)“Business Day” means any day other than a Saturday, Sunday or a day on which the Federal Reserve Bank of New York is closed.
(h)“Bylaws” means the Amended and Restated Bylaws of the Company, as amended or restated from time to time.
(i)“Certificate of Incorporation” means the Certificate of Incorporation of the Company, as amended and restated from time to time.
(j)“Change of Control” shall be deemed to have taken place if (i) any Person is or becomes a beneficial owner, directly or indirectly, of securities of the Company representing more than 50 percent of the equity interests and voting power of the Company’s then-outstanding equity securities; or (ii) the Company enters into a stock-for-stock transaction (or one or more related transactions) whereby immediately after the consummation of the transactions the Company’s stockholders retain, directly or indirectly, less than 50 percent of the equity interests and voting power of the surviving entity’s then-outstanding equity securities.
(k)“Extraordinary Transaction” means any equity tender offer, equity exchange offer, merger, acquisition, joint venture, business combination, financing, recapitalization, reorganization, restructuring, disposition, distribution, or other transaction with a Third Party that, in each case, would result in a Change of Control of the Company, including any liquidation, dissolution or other extraordinary transaction involving a majority of its equity securities or all or substantially all of its assets (determined on a consolidated basis), and, for the avoidance of doubt, including any such transaction with a Third Party that is submitted for a vote of the Company’s stockholders.
(l)“Net Long Position” has the meaning set forth in Rule 14e-4 under the Exchange Act.
(m)“Person” shall be interpreted broadly to include, among others, any individual, general or limited partnership, corporation, limited liability or unlimited liability company, joint venture, estate, trust, group, association or other entity of any kind or structure.
(n)“Restricted Period” means the period from the date of this Agreement until the earlier of (i) the conclusion of the 2028 Annual Meeting and (ii) December 31, 2028; provided, however, that the Restricted Period shall automatically end prior to such time immediately upon the earliest to occur of (A) the date that is thirty (30) calendar days prior to the nomination deadline for stockholders to nominate directors for the 2026 Annual Meeting if Philip Z. Pace is available and willing to stand for election at the 2026 Annual Meeting and the Board fails to nominate or recommend him for election at the 2026 Annual Meeting no later than thirty-five (35) calendar days prior to the nomination deadline for stockholders to nominate directors for the 2026 Annual Meeting, (B) thirty (30) calendar days prior to the nomination deadline for stockholders to nominate directors for the 2028 Annual Meeting if Scott D. Sheffield is available and willing to stand for election at the 2028 Annual Meeting and the Board fails to nominate or recommend him for election at the 2028 Annual Meeting no later than thirty-five (35) calendar days prior to the nomination deadline for stockholders to nominate directors for the 2028 Annual Meeting, (C) thirty (30) calendar days prior to the nomination deadline for the 2028 Annual Meeting if none of the New Directors is a member of the Board on such date, (D) the date that the total number of authorized directors of the Company is ten (10) members and the Company’s managing director and chief executive officer (other than Dick Stoneburner) is not then a member of the Board, and (E) the date that the total number of authorized directors of the Company is greater than ten (10) members.
(o)“Schedule 13D” means that Schedule 13D filed with the SEC on July 8, 2024 by, among others, Sheffield Holdings with respect to the Company, as amended on May 14, 2025 and as may be further amended through the date of this Agreement.
(p)“Sheffield Holdings” means Sheffield Holdings, LP.
(q)“Voting Securities” means the shares of the Company’s capital stock and any other securities of the Company entitled to vote in the election of directors, or securities convertible into, or exercisable or exchangeable for, such shares or other securities, whether or not subject to the passage of time or other contingencies.
7.Interpretations. The words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation.” Unless the context requires otherwise, “or” is not exclusive. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Any agreement, instrument, law, rule or statute defined or referred to in this Agreement means, unless otherwise indicated, such agreement, instrument, law, rule or statute as from time to time amended, modified or supplemented. The measure of a period of one month or year for purposes of this Agreement shall be the day of the following month or year corresponding to the starting date. If no corresponding date exists, then the end date of such period being measured shall be the next actual day of the following month or year

(for example, one month following February 18 is March 18 and one month following March 31 is May 1).
8.Representations of the Sheffield Group. Each member of the Sheffield Group represents that: (a) its authorized signatory set forth on the signature page of this Agreement has the power and authority to execute this Agreement and any other documents or agreements to be entered into in connection with this Agreement and to bind such Person; (b) this Agreement has been duly authorized, executed and delivered by it and is a valid and binding obligation of such Person, enforceable against it in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles; (c) this Agreement does not and shall not violate any law, any order of any court or other agency of government, its organizational documents or any provision of any agreement or other instrument to which it or any of its properties or assets is bound, or conflict with, result in a material breach of or constitute (with due notice or lapse of time or both) a default under any such agreement or other instrument to which such Person is bound, or result in the creation or imposition of, or give rise to, any material lien, charge, restriction, claim, encumbrance or adverse penalty of any nature whatsoever; (d) except as otherwise disclosed to the Company, it has not, directly or indirectly, compensated or entered into any agreement, arrangement or understanding to compensate any person for his or her service as a director of the Company with any cash, securities (including any rights or options convertible into or exercisable for or exchangeable into securities or any profit sharing agreement or arrangement) or other form of compensation directly or indirectly related to the Company or its securities; and (e) as of the date of this Agreement, the Sheffield Group (i) are the beneficial owners of an aggregate of 3,123,601 shares of the Company’s common stock, (ii) have voting authority over such shares, and (iii) own no other equity or equity-related interest in the Company.
9.Representations of Company. The Company represents that: (a) its authorized signatory set forth on the signature page to this Agreement has the power and authority to execute this Agreement and any other documents or agreements to be entered into in connection with this Agreement and to bind the Company; (b) this Agreement has been duly authorized, executed and delivered by it and is a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles; (c) this Agreement does not require the approval of the stockholders of the Company; (d) this Agreement does not and shall not violate any law, any order of any court or other agency of government, the Company’s Certificate of Incorporation or Bylaws, each as amended from time to time, or any provision of any agreement or other instrument to which the Company or any of its properties or assets is bound, or conflict with, result in a material breach of or constitute (with due notice or lapse of time or both) a default under any such agreement or other instrument to which the Company is bound, or result in the creation or imposition of, or give rise to, any material lien, charge, restriction, claim, encumbrance or adverse penalty of any nature whatsoever; (e) it has not taken any actions with respect to any matters related to this Agreement that require disclosure on a Current Report on Form 8-K prior to the date of this Agreement that have not previously been disclosed; and (f) as of effective immediately upon the execution of this Agreement, the total number of authorized directors of the Company is nine (9).
10.Specific Performance; Fees. Each Party acknowledges and agrees that money damages would not be a sufficient remedy for any breach (or threatened breach) of this Agreement by it and that, in the event of any breach or threatened breach of this Agreement: (i) the Party seeking specific performance shall be entitled to seek injunctive and other equitable relief, without proof of actual damages; (ii) the Party against whom specific performance is sought shall not plead in defense that there would be an adequate remedy at law; and (iii) the

Party against whom specific performance is sought agrees to waive any applicable right or requirement that a bond be posted. Such remedies shall not be the exclusive remedies for a breach of this Agreement and shall be in addition to all other remedies available at law or in equity.
11.Entire Agreement; Binding Nature; Assignment; Waiver; No Effect on Other Agreements.
(a)This Agreement constitutes the only agreement between the Parties with respect to the subject matter of this Agreement and it supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written. This Agreement binds, and shall inure to the benefit of, the Parties and their respective successors and permitted assigns. No Party may assign or otherwise transfer either this Agreement or any of its rights, interests, or obligations under this Agreement without the prior written approval of the other Party. Any purported transfer requiring consent without such consent is void. No amendment, modification, supplement or waiver of any provision of this Agreement shall be effective unless it is in writing and signed by the affected Party, and then only in the specific instance and for the specific purpose stated in such writing. Any waiver by any Party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of a Party to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that Party of the right to insist upon strict adherence to that term or any other term of this Agreement in the future.
(b)Notwithstanding anything to the contrary herein, nothing in this Agreement (including paragraphs 2, 3 and 4 hereof) shall (and nothing herein shall be interpreted to) amend, supplement, modify, limit, qualify or otherwise affect (i) the Registration Rights Agreement, dated June 28, 2024, between the Company, Sheffield Holdings, and each of the other signatories from time to time party thereto, (ii) the Royalty Deed (EP 76, EP 98, EP 117) – Daly Waters between Tamboran Resources Limited and Daly Waters Royalty, LP, dated September 18, 2022, (iii) the Royalty Deed (EP 161) – Daly Waters between Tamboran Resources Limited and Daly Waters Royalty, LP, dated September 18, 2022, (iv) Royalty Deed (EP 136, EP 143 & EP 197) – Daly Waters between Sweetpea Petroleum Pty Ltd and Daly Waters LP, dated September 18, 2022, (v) the Subscription Agreement, dated May 12, 2025, between Tamboran Resources Corporation and Daly Waters Energy, LP, (vi) the Asset Sale Agreement – Beetaloo Acreage Acquisition, dated May 12, 2025, between Tamboran (West) Pty Limited, Tamboran Resources Corporation, and Daly Waters Energy, LP, (vii) the Second Amended and Restated Joint Venture and Shareholders Agreement, dated May 12, 2025, between Tamboran (West) Pty Limited, Tamboran Resources Pty Ltd, Daly Waters Energy, LP, and Tamboran (B1) Pty Ltd., (viii) the Management Services Agreement, dated October 29, 2024, by and among Tamboran (B1) Pty Limited, Daly Waters Energy, LP and the other parties thereto, (ix) the Deed of Amendment and Restatement of Management Services Agreement, entered into as of May 12, 2025, by and among Daly Waters Infrastructure, LP, Tamboran SPCF Pty LTD and the other parties thereto, (x) the Deed of Amendment, Restatement and Accession Unitholders and Shareholders Deed, entered into as of May 12, 2025, by and among Daly Waters Infrastructure, LP, Tamboran SPCF Pty Ltd and the other parties thereto or (xi) that certain Director Nominating Agreement dated June 28, 2024 by and among the Company and Sheffield Holdings (the “Director Nominating Agreement”, and, collectively, together with the agreements and other instruments referenced therein or entered in connection therewith, the “Other Agreements”), and nothing in this Agreement shall modify, limit, restrict, preclude or otherwise affect the ability of any member of the Sheffield Group or any of its Affiliates to exercise their respective rights or perform their respective obligations under, or take any other actions in connection with, the Other Agreements or the transactions contemplated thereby.

12.Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, then the other provisions of this Agreement shall remain in full force and effect. Any provision of this Agreement that is held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable, and this Agreement shall otherwise be construed so as to effectuate the original intention of the Parties reflected in this Agreement. The Parties further agree to replace such invalid or unenforceable provision of this Agreement with a valid and enforceable provision that shall achieve, to the extent possible, the purposes of such invalid or unenforceable provision.
13.Governing Law; Forum. This Agreement is governed by and shall be construed in accordance with the laws of the State of Delaware. Each of the Parties: (a) irrevocably and unconditionally consents to the exclusive personal jurisdiction and venue of the Court of Chancery of the State of Delaware and any appellate court thereof (unless the federal courts have exclusive jurisdiction over the matter, in which case the United States District Court for the District of Delaware and any appellate court thereof shall have exclusive personal jurisdiction); (b) agrees that it shall not challenge such personal jurisdiction by motion or other request for leave from any such court; (c) agrees that it shall not bring any action relating to this Agreement or otherwise in any court other than the such courts; and (d) waives any claim of improper venue or any claim that those courts are an inconvenient forum. The Parties agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in paragraph 16 or in such other manner as may be permitted by applicable law, shall be valid and sufficient service thereof.
14.Waiver of Jury Trial. EACH OF THE PARTIES, AFTER CONSULTING OR HAVING HAD THE OPPORTUNITY TO CONSULT WITH COUNSEL, KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT THAT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY COURSE OF CONDUCT, DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN), OR ACTIONS OF ANY OF THEM. No Party shall seek to consolidate, by counterclaim or otherwise, any action in which a jury trial has been waived with any other action in which a jury trial cannot be or has not been waived.
15.Third Party Beneficiaries. This Agreement is solely for the benefit of the Parties and is not enforceable by any other Person.
16.Notices. All notices and other communications under this Agreement must be in writing and shall be deemed to have been duly delivered and received (a) four (4) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid; (b) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service; (c) immediately upon delivery by hand; or (d) on the date sent by email (except that notice given by email shall not be effective unless either (i) a duplicate copy of such email notice is promptly given by one of the other methods described in this paragraph 16 or (ii) the receiving Party delivers a written confirmation of receipt of such notice either by email or any other method described in this paragraph 16 (excluding “out of office” or other automated replies)). The addresses for such communications are as follows. At any time, any Party may, by notice given to the other Parties in accordance with this paragraph 16, provide updated information for notices pursuant to this Agreement.
If to the Company:
Tamboran Resources Corporation
Suite 01, Level 39, Tower One, International Towers Sydney
100 Barangaroo Avenue, Barangaroo NSW 2000, Australia

Attn:    Eric Dyer; Rohan Vardaro
Email:    [Redacted]
with a copy (which shall not constitute notice) to:
Latham & Watkins LLP
300 Colorado Street, Suite 2400
Austin, Texas 78701
Attn:    David J. Miller; Christopher R. Drewry; Joshua M. Dubofsky
Email:    [Redacted]
If to the Sheffield Group:
c/o Sheffield Holdings, LP
300 Colorado Street, Suite 1900
Austin, Texas, 78701
Attn: Bryan Sheffield
Email: [Redacted]
with a copy (which shall not constitute notice) to:
Vinson & Elkins LLP
1114 Avenue of the Americas, 32nd Floor
New York, New York, 10036
Attn:    Thomas Zentner; Sebastian Tiller; John Johnston
Email:    [Redacted]

17.Representation by Counsel. Each of the Parties acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed this Agreement with the advice of such counsel. Each Party and its counsel cooperated and participated in the drafting and preparation of this Agreement, and any and all drafts of this Agreement exchanged among the Parties shall be deemed the work product of all of the Parties and may not be construed against any Party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any Party that drafted or prepared it is of no application and is expressly waived by each of the Parties, and any controversy over interpretations of this Agreement shall be decided without regard to events of drafting or preparation.
18.Counterparts. This Agreement and any amendments to this Agreement may be executed in one or more textually identical counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. Any such counterpart, to the extent delivered by fax or .pdf, .tif, .gif, .jpg or similar attachment to electronic mail or by an electronic signature service (any such delivery, an “Electronic Delivery”), shall be treated in all manner and respects as an original executed counterpart and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No Party may raise the use of an

Electronic Delivery to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through the use of an Electronic Delivery, as a defense to the formation of a contract, and each Party forever waives any such defense, except to the extent that such defense relates to lack of authenticity.
19.Headings. The headings set forth in this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision of this Agreement.
20.No Joint Liability. Notwithstanding anything to the contrary in this Agreement, all representations, warranties, covenants, liabilities and obligations under this Agreement are several, and not joint, except among the members of the Sheffield Group collectively as a Party to this Agreement.
21.Termination. Unless otherwise mutually agreed in writing by each Party, this Agreement shall terminate upon the expiration of the Restricted Period. Notwithstanding the foregoing, paragraph 6, paragraph 7 and paragraphs 10 through 21 shall survive the termination of this Agreement. No termination of this Agreement shall relieve any Party from liability for any material breach of this Agreement prior to such termination. Notwithstanding anything to the contrary in this Agreement, the Company’s obligations under paragraphs 1 and 4 shall immediately terminate upon any member of the Sheffield Group breaching this Agreement and such breach not being cured (if capable of being cured) within ten (10) Business Days after receipt by the Sheffield Group from the Company of written notice specifying the breach (or, if later, the final judicial resolution of any dispute between the Parties related to the occurrence of such breach). Notwithstanding anything to the contrary in this Agreement, the Sheffield Group’s obligations under paragraph 2, 3 and 4 shall immediately terminate upon the Company breaching this Agreement and such breach not being cured (if capable of being cured) within ten (10) Business Days after receipt by the Company from the Sheffield Group of written notice specifying the breach (or, if later, the final judicial resolution of any dispute between the Parties related to the occurrence of such breach).

Very truly yours,
TAMBORAN RESOURCES CORPORATION

By:    /s/ Richard Stoneburner
Name:    Richard Stoneburner
Title:    Interim Chief Executive Officer

ACCEPTED AND AGREED as of the date first written above:

/s/ Bryan Sheffield
Bryan Sheffield
SHEFFIELD HOLDINGS, LP
By: Spraberry Interests, LLC, its general partner
By:    /s/ Bryan Sheffield
Name: Bryan Sheffield
Title:     Manager
SPRABERRY INTERESTS, LLC
By:    /s/ Bryan Sheffield
Name: Bryan Sheffield
Title:    Manager
DALY WATERS ENERGY, LP
By:    /s/ Bryan Sheffield
Name: Bryan Sheffield
Title:     Managing Member
FORMENTERA AUSTRALIA FUND I GP, LP
By:    /s/ Bryan Sheffield
Name: Bryan Sheffield
Title:    Managing Member
FORMENTERA INVESTMENTS LLC
By:    /s/ Bryan Sheffield
Name: Bryan Sheffield
Title:    Managing Member

SCHEDULE A
Sheffield Group Members
Bryan Sheffield
Sheffield Holdings, LP
Spraberry Interests, LLC
Daly Waters Energy, LP
Formentera Australia Fund I GP, LP
Formentera Investments LLC

EXHIBIT A
Form of Press Releases
[see attached]